Subsidiaries of Atlantic Capital Bancshares, Inc.                    Exhibit 21
Atlantic Capital Bank, N.A.
Quantum Holdings, LLC
Kenesaw Leasing, Inc.
J & S Leasing, Inc.
First Security Holdings, Inc.
First Security Intangible Properties, Inc.
First Security Investments, Inc.
FSG Reinsurance Company